Exhibit 99.1

Sonida Senior Living Appoints Anton Nikodemus as

Chief Operating Officer

Veteran hospitality executive brings three decades of operational leadership to accelerate scalability, elevate resident experience, and support ongoing growth

DALLAS, Texas – June 1, 2026, Sonida Senior Living, Inc. (“Sonida” or the “Company”) (NYSE: SNDA), one of the largest, pure-play owner-operators and investors in U.S. senior living communities, announced today that Anton Nikodemus has been appointed to the newly created role of Chief Operating Officer (“COO”), effective June 15, 2026.

Mr. Nikodemus brings 30 years of executive-level hospitality and operations leadership to Sonida, where he will oversee end-to-end operational performance across the portfolio. In this role, he will lead Sonida’s continued focus on elevating resident experience, scaling Sonida’s operating platform, and driving continued margin expansion. Central to that work is SPIN (Sonida Performance Insight Navigator), the Company’s proprietary operating infrastructure that integrates resident care, workforce, and operational data into a single real-time framework — enabling decentralized decision-making at the community level.

“Anton’s appointment reflects Sonida’s conviction that operational excellence and exceptional resident care are the core pillars of operational success,” said President and CEO Brandon Ribar of Sonida Senior Living. “We are an operator-led company, and our competitive advantage centers on the quality of our local leadership and the infrastructure we build behind them. Anton has spent his career doing precisely this, driving margin expansion, and operational efficiency inside dynamic organizations, driving results through disciplined, decentralized execution. His arrival as COO marks a meaningful step forward in our ability to grow earnings, scale our platform, and deliver for our residents and shareholders.”

Nikodemus joins Sonida from NYSE-listed Seaport Entertainment Group, where he served as President, CEO, and Chairman of the Board. In that role, he assembled a team of hospitality professionals, led the company’s spin-off from Howard Hughes Holdings Inc., and guided its listing on the New York Stock Exchange. He oversaw a diverse portfolio of entertainment, hospitality and real estate assets in New York and Las Vegas, including the Seaport in Lower Manhattan, the Las Vegas Aviators Triple-A Minor Leage baseball team, the Las Vegas Ballpark, a minority interest in Jean-Georges Restaurants and interests in air rights above Fashion Show Mall in Las Vegas.

Prior to Seaport Entertainment, Nikodemus spent 18 years at NYSE-listed MGM Resorts International, where he held a series of increasingly senior leadership roles, culminating in his position as President and COO of CityCenter, overseeing the AAA Five Diamond ARIA Resort & Casino, Vdara Hotel & Spa, and The Cosmopolitan of Las Vegas, including his oversight of the Cosmopolitan’s integration and accelerated financial performance following its acquisition. Earlier in his MGM tenure, he served as President of MGM Resorts’ Las Vegas portfolio, leading more than 30,000 employees across properties including the Bellagio, MGM Grand, Mandalay Bay, and The Mirage, with combined revenues exceeding $6.8 billion annually. His leadership spanned transformative periods including the MGM 2020 restructuring and the COVID-19 pandemic.

“I have spent my career inside organizations where the distance between strategy and execution is where value is won or lost,” said Nikodemus. “What drew me to Sonida is that the foundation is already in place — the culture, the systems, the local leadership model. The Company is at an exciting inflection point where all of that starts to compound, and I could not be more energized to help further scale this best-in-class platform.”

Nikodemus holds a Bachelor of Science in Business Management and Marketing from Arizona State University and is a graduate of the Advanced Executive Finance Program at the Wharton School of the University of Pennsylvania. He previously served on the Board of Directors for the Las Vegas Convention & Visitors Authority.

About Sonida

Dallas-based Sonida Senior Living, Inc. is one of the largest, pure-play owner-operators and investors in U.S. senior living communities, with a focus on independent living, assisted living and memory care communities and services for senior adults. The Company provides compassionate, resident-centric services and care as well as engaging programming at the senior housing communities we operate. Sonida manages or is invested in 165 senior housing communities with over 16,400 total units across 35 states, including 153 owned senior housing communities (inclusive of 54 managed by third-party property managers, 15 leased pursuant to triple-net leases, three owned through joint venture investments in consolidated entities and four owned through a joint venture investment in an unconsolidated entity) and 12 communities that the Company manages on behalf of a third-party.

For more information, visit www.sonidaseniorliving.com or connect with the Company on Facebook, X or LinkedIn.

Investor Relations

Megan Caldwell

VP, Investor Relations

megan.caldwell@sonidaliving.com

Jason Finkelstein

jfinkelstein@sonidaliving.com

ir@sonidaliving.com